   As filed with the Securities and Exchange Commission on September 27, 2002
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                          SUSQUEHANNA BANCSHARES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                -----------------
            Pennsylvania                                  23-2201716
 (State or Other Jurisdiction of                       (I.R.S. Employer
  Incorporation or Organization)                       Identification No.)

                              26 North Cedar Street
                           Lititz, Pennsylvania 17543
                                 (717) 626-4721
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                                William J. Reuter
                Chairman of the Board and Chief Executive Officer
                          Susquehanna Bancshares, Inc.
                              26 North Cedar Street
                           Lititz, Pennsylvania 17543
                                 (717) 626-4721
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                -----------------

                        Copies of all communications to:

           Lawrence H. Berger                         Lisa M. Cavage
      Morgan, Lewis & Bockius LLP          Vice President, Secretary and Counsel
          1701 Market Street                     26 North Cedar Street
Philadelphia, Pennsylvania 19103-2921          Lititz, Pennsylvania 17543
            (215) 963-5000                          (717) 625-6453

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                -----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                  Proposed           Proposed Maximum
Title of shares             Amount to be      Offering Price Per    Aggregate Offering       Amount of
to be registered             Registered          Share (1)              Price (1)         Registration fee
-----------------------------------------------------------------------------------------------------------
Common Stock, par value
$2.00 per share            175,255 Shares        $21.16               $3,708,395.80           $341.17

===========================================================================================================

(1) Based upon the average of the high and low sale prices reported on the Nasdaq National Market on September 23, 2002 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

                                -----------------

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any state where an offer or sale of the securities is not permitted.

                 SUBJECT TO COMPLETION, dated September 27, 2002

Prospectus

                          Susquehanna Bancshares, Inc.

                         175,255 Shares of Common Stock

         This prospectus covers the offering of 175,255 shares of common stock of Susquehanna Bancshares, Inc. that may be sold by certain selling shareholders identified herein. You may find information pertaining to these shareholders and their ownership of shares of our common stock under the section entitled "Selling Shareholders" in this prospectus. We are registering the shares covered by this prospectus as required under the terms of an agreement between the selling shareholders and us. Registration of these shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders. We will receive no proceeds of any sale of these shares, but will incur expenses in connection with the offering.

         Our common stock is traded under the symbol "SUSQ" on the Nasdaq National Market. On September 25, 2002, the closing price for our common stock was $21.25.

         Before investing in our shares of common stock, you should review the section to this prospectus entitled "Risk Factors" beginning on page 4.

                                 ---------------

         Neither the Securities Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

         These securities are not deposit accounts of any bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

               The date of this Prospectus is ____________, 2002.

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----

      ABOUT THIS PROSPECTUS .....................................................    1

      CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS .................    1

      SUMMARY ...................................................................    2

      OUR COMPANY ...............................................................    2

      RISK FACTORS ..............................................................    4

      USE OF PROCEEDS ...........................................................    8

      REGISTRATION RIGHTS .......................................................    8

      SELLING SHAREHOLDERS ......................................................    9

      PLAN OF DISTRIBUTION ......................................................    9

      LEGAL MATTERS .............................................................   11

      EXPERTS ...................................................................   11

      WHERE YOU CAN FIND MORE INFORMATION .......................................   11

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. We are not, and the selling shareholders are not, making offers to sell, or seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         In this prospectus, we frequently use the terms "we," "our," "us," "Company" and "Susquehanna" to refer to Susquehanna Bancshares, Inc. and our subsidiaries. To understand this offering fully, you should read this entire document carefully, including particularly the "Risk Factors" section, as well as the documents identified in the section titled "Where You Can Find More Information."

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain express and implied statements relating to the future financial condition, results of operations, plans, objectives, performance and business of Susquehanna, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance and financial and other goals. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

     . adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses;
     .   interest rate fluctuations and other economic conditions;
     .   continued levels of our loan quality and origination volume;
     .   the adequacy of loss reserves;
     .   our ability to attract core deposits;
     .   continued relationships with major customers;
     . adverse changes in the economy that could increase credit-related losses and expenses;
     . compliance with laws and regulatory requirements of federal and state agencies;
     .   changes in competition and pricing environments;
     .   the inability to hedge certain risks economically;
     .   acquisitions or restructuring;
     .   technological changes;
     .   changes in consumer spending and saving habits;
     . the success of Susquehanna in managing the risks involved in the foregoing;
     . other factors, including those matters discussed in the section titled "Risk Factors"; and
     . other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC").

         Although the expectations in the forward-looking statements are based on our current beliefs and expectations, we do not assume responsibility for the accuracy and completeness of such statements. Further, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                     SUMMARY

         This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you also should read carefully the more detailed information set forth in this prospectus, our financial statements and the other information that is included in this prospectus or incorporated by reference in this prospectus, before making a decision to invest in our common stock.

                                   OUR COMPANY

         Susquehanna Bancshares, Inc. is a holding company headquartered in Lititz, Pennsylvania, which through our subsidiaries, provides a wide range of retail and commercial banking and financial services. As of June 30, 2002, we operated with nine commercial banks and five non-bank subsidiaries. As of June 30, 2002, we had consolidated assets of $5.3 billion, loans receivable of $3.7 billion, deposits of $3.6 billion and shareholders' equity of $517 million.

         Our retail banking business strategy is to expand our deposit and other product market share through a high level of customer service, new product offerings, application of new technologies and delivery systems and selective acquisitions. Our retail banking services include checking and savings accounts, money market accounts, certificates of deposit, individual retirement accounts, Christmas clubs, mutual funds and annuities, home equity lines of credit, residential mortgage loans, home improvement loans, student loans, automobile loans and personal loans. We operate an extensive branch network and have a strong market presence in our primary markets in Pennsylvania, Maryland and New Jersey. As a result of the development of broad banking relations with our customers, core deposits funded 76% of our lending and investing activities as of June 30, 2002.

         Our consolidated commercial lending operations include commercial, financial and agricultural lending, real estate construction lending, and commercial mortgage lending, each of which comprised 12%, 11% and 27%, respectively, of our total loan portfolio as of June 30, 2002. We conduct our mortgage origination and mortgage banking operations in our Pennsylvania and Maryland markets through Susquehanna Mortgage Company, a wholly-owned subsidiary of one of our bank subsidiaries, Susquehanna Bank. Loans originated by each subsidiary are subject to central review and uniform Susquehanna credit standards. As of June 30, 2002, over 85% of our commercial loans were concentrated in the markets served by our insured depository institution subsidiaries. We also offer certain leasing services through our subsidiary Susque- Bancshares Leasing Company, Inc., and our wholly-owned subsidiary, Susquebanc Lease Co, and provide comprehensive consumer automobile financing services through our subsidiary Boston Service Company, Inc. (t/a Hann Financial Service Corp.).

         Susquehanna Trust & Investment Company, a subsidiary of one of our bank subsidiaries, Farmers First Bank, renders services as trustee, executor, administrator, guardian, managing agent, custodian and investment advisor and performs other fiduciary activities authorized by law, with operations in Pennsylvania, New Jersey and Maryland.

         We also offer a variety of insurance related services and products. Through our subsidiary, Susque-Bancshares Life Insurance Company, we offer certain credit related insurance products. We also offer a broad range of investment advisory, asset management and brokerage services to our customers through our acquisition of Valley Forge Asset Management Corp. in March 2000, which represented our first acquisition of an investment advisory services corporation. In addition, on June 28, 2002, we acquired all of the outstanding stock of The Addis Group, Inc., a property and casualty insurance brokerage located in King of Prussia, Pennsylvania. The Addis Group, which began operations in 1990, specializes in designing commercial and personal property and casualty insurance and risk management programs for medium- and large-sized companies, principally in the mid-Atlantic states. As of June 30, 2002, The Addis Group served over 1,500 commercial and individual customers representing over $60 million in premium and generated $3.8 million in revenues during the six-month period ending on June 30, 2002. Our banking subsidiaries also have referral fee arrangements with other non-affiliated investment advisors/broker-dealers.

         Our executive office is located at 26 North Cedar Street, Lititz, Pennsylvania 17543, and our telephone number is (717) 626-4721.

                                  RISK FACTORS

         You should carefully consider the risk factors listed below. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. This list includes only the risk factors that we believe are most important and is not a complete list of risks. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus and the documents that are incorporated into this prospectus by reference.

We may not be able to continue to grow our business, which may adversely impact our results of operations.

         During the last four and a half years, our total assets have grown substantially from $4.1 billion at December 31, 1997 to $5.3 billion at June 30, 2002. Our business strategy calls for continued expansion. Our ability to continue to grow depends, in part, upon our ability to open new branch locations, successfully attract deposits, identify favorable loan and investment opportunities and acquire other bank and non-bank entities. In the event that we do not continue to grow, our results of operations could be adversely impacted.

         Our ability to grow successfully will depend on whether we can continue to fund this growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.

Loss of our key personnel or an inability to hire and retain qualified personnel could adversely affect our business.

         Our future operating results are substantially dependent on the continued service of William J. Reuter, our Chairman, President and Chief Executive Officer, Gregory A. Duncan, our Executive Vice President and Chief Operating Officer, Drew K. Hostetter, our Executive Vice President and Chief Financial Officer. The loss of the services of Mr. Reuter, Mr. Duncan or Mr. Hostetter would have a negative impact on our business because of their expertise and years of industry experience. In addition, the loss of the services of Mr. Reuter could have a negative impact on our business because of his business development skills and community involvement.

         Our success also depends on the executive officers and other key personnel of our various subsidiaries. For example, with respect to our banking subsidiaries, our success depends on the experience of our bank executive officers, branch managers and lending officers and on their relationships with the communities they serve. With respect to our asset management subsidiaries, our success depends on the experience of the executive officers of Valley Forge Asset Management Corp. and its licensed brokers and advisors, as well as the executive officers of Susquehanna Trust & Investment Company and its trust officers. With respect to our insurance subsidiary, our success depends on the experience of the executive officers of The Addis Group, Inc. and its licensed brokers and agents and on the relationships that they have with their customers and within the insurance industry. Finally, with respect to our leasing operations, our success depends on the experience of the executive officers of Boston Service Company, Inc., t/a Hann Financial Service Corp., and Susquebanc Lease Co. and the relationships that they have with their customers, vendors and within the leasing industry. The loss of these or other key persons could negatively impact the operations of the respective subsidiary at which these persons are employed.

         Although we have employment agreements with Mr. Reuter, Mr. Duncan, Mr. Hostetter and our other key personnel, our employees may voluntarily terminate their employment at any time. We cannot assure you that we will be able to retain our key personnel or attract the qualified personnel necessary for the management of our business.

Our exposure to credit risk, because we focus on commercial lending, could adversely affect our earnings and financial condition.

         There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

         Commercial loans including commercial real estate are generally viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Our consolidated commercial lending operations include commercial, financial and agricultural lending (which comprises 12% of the total loan portfolio as of June 30, 2002), real estate construction lending (which comprises 11% of the total loan portfolio as of June 30, 2002) and commercial mortgage lending (which comprises 27% of the total loan portfolio as of June 30, 2002). Construction financing typically involves a higher degree of credit risk than commercial mortgage lending. Risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated cost (including interest) of construction. If the estimated property value proves to be inaccurate, the loan may be inadequately collateralized.

         Because our loan portfolio contains a significant number of commercial real estate loans and commercial and industrial construction loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in the provision for loan losses and an increase in loan charge-offs which could adversely impact our results of operations and financial condition.

If our allowance for loan and lease losses is not sufficient to cover actual loan and lease losses, our earnings would decrease.

         In an attempt to mitigate any loan and lease losses that we may incur, we maintain an allowance for loan and lease losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends. However, we cannot predict loan and lease losses with certainty and we cannot assure you that charge-offs in future periods will not exceed the allowance for loan and lease losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan and lease losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan and lease losses could reduce our earnings.

Changes in interest rates may adversely affect our earnings and financial condition.

         Our net income depends primarily upon our net interest income. Net interest income is income that remains after deducting, from total income generated by earning assets, the interest expense attributable to the acquisition of the funds required to support earning assets. Income from earning assets includes income from loans, investment securities and short-term investments. The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of the change in interest rates and the levels of nonperforming loans. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds and the levels of non-interest-bearing demand deposits and equity capital.

         Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest- earning assets, or vice versa. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest- earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce our net interest income. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets.

         We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect our results of operations and financial performance.

Adverse economic and business conditions in our market area may have an adverse effect on our earnings.

         Substantially all of our business is with customers located within Pennsylvania, Maryland and New Jersey. Generally, we make loans to small to mid-sized businesses whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market area could reduce our growth rate, affect our borrowers ability to repay their loans and, consequently, adversely affect our financial condition and performance. Further, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of our loans inadequately collateralized. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings could be adversely affected.

Competition from other financial institutions in originating loans, attracting deposits and providing various financial services may adversely affect our profitability.

         Our banking subsidiaries face substantial competition in originating loans, both commercial and consumer. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that our banking subsidiaries originate and the interest rates they may charge on these loans.

         In attracting business and consumer deposits, our banking subsidiaries face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations which would increase our cost of funds.

         Our banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our banking operations. As a result, such non-bank competitors may have advantages over our banking and non-banking subsidiaries in providing certain products and services. This competition may reduce or limit our margins on banking, and non-banking services, reduce our market share and adversely affect our earnings and financial condition.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

         The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial service institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete.

Our hardware and software systems are vulnerable to damage that could harm our business.

         We rely upon our existing information systems for operating and monitoring all major aspects of our business, including deposit and loan information, as well as various internal management functions. These systems and our operations are vulnerable to damage or interruption from natural disasters, power loss, network failure, improper operation by our employees, security breaches, computer viruses or intentional attacks by third parties. Any disruption in the operation of our information systems could adversely impact our operations, which may affect our results of operations and financial condition.

Government regulation significantly affects our business.

         The banking industry is heavily regulated, and such regulations are intended primarily for the protection of depositors and the Federal deposit insurance funds, not shareholders. As a holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System. Our nine bank subsidiaries (as of June 30, 2002) each have their own federal regulator (the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System) and are also subject to regulation by the state banking departments of the state in which they are chartered. These regulations affect lending practices, capital structure, investment practices, dividend policy and growth. In addition, we have six non-banking operating subsidiaries from which we derive income. Several of these non-banking subsidiaries engage in providing investment management and advice and selling insurance, which industries are also heavily regulated on both a state and federal level. In addition, changes in laws, regulations and regulatory practices affecting the financial service industry may limit the manner in which we may conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and achieve satisfactory spreads and impose additional costs on us. As a public company, we are also subject to the corporate governance standards set forth in the recently enacted Sarbanes-Oxley Act of 2002, as well as any applicable rules or regulations promulgated by the SEC or The Nasdaq Stock Market, Inc. Complying with these standards, rules and regulations may impose administrative costs and burdens on us.

Amendments to the unclaimed property laws of Maryland, New Jersey and Pennsylvania may adversely affect our financial condition.

         Recent amendments to the unclaimed property laws of Maryland, New Jersey and Pennsylvania could impact our bank subsidiaries located in each of these respective regions. The amendments made to the unclaimed property laws in these states reduces the dormancy period after which our commercial bank subsidiaries will be required to remit abandoned property to the state. In Maryland, the dormancy period will be reduced from five years to four year, which became effective on June 1, 2002, and will be further reduced to three years effective June 1, 2003. In New Jersey, the dormancy period was drastically reduced from ten years to three years, which became effective on July 1, 2002. In Pennsylvania, the dormancy period was reduced from seven to five years, which became effective on July 1, 2002. At this point, we cannot be certain of the impact, if any, this law will have on our operations. We do not expect it to materially affect our income; however, it may adversely affect our financial condition and available cash.

There is a limited trading market for our common stock; you may not be able to resell your shares at or above the price you pay for them.

         Although our common stock is listed for trading on the National Market of the Nasdaq Stock Market, the trading in our common stock has substantially less liquidity than many other companies quoted on the Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling shareholders of the shares being offered by this prospectus, but we have agreed to pay certain expenses relating to registration of the shares under federal and state securities laws.

                               REGISTRATION RIGHTS

         The registration of the shares covered by this prospectus will fulfill our obligations under the terms of a Stock Purchase Agreement, dated April 30, 2002, by and among us, Susquehanna Acquisition, LLC, The Addis Group, and the selling shareholders, in connection with the acquisition of The Addis Group. Under the terms and conditions of the Stock Purchase Agreement, we agreed to prepare and file a registration statement covering the resale of these shares by the Addis Group shareholders, from time to time, to the public or in privately negotiated transactions.

         Susquehanna will bear all expenses in connection with the registration of shares, other than fees and expenses, if any, relating to the sale of the shares by the selling shareholders, including broker's commissions, discounts or fees of any nature and transfer taxes or charges of any nature.

                              SELLING SHAREHOLDERS

         The following table sets forth the beneficial ownership of our common stock by the selling shareholders as of September 13, 2002, the maximum number of shares of common stock being offered by the selling shareholders under this prospectus and the beneficial ownership of common stock by the selling shareholders on September 13, 2002 as adjusted to give effect to the sale of the common stock offered by this prospectus. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities which such shareholder has the right to acquire within 60 days after the date (a) through the exercise of any option, warrant or right, (b) through the conversion of a security, (c) through the power to revoke a trust, discretionary account or similar arrangement, or
(d) through the automatic termination of a trust, discretionary account or similar arrangement. Shares may also be sold by donees, pledges or other transferees or successors in interest of the selling shareholders.

                                                                                             Beneficial Ownership
                                                                                            After Resale of Shares
                                                                                         ----------------------------
                                                                        Percent of All
                                           Number of       Maximum      Common Shares
                                            Shares        Number of      Beneficially
                                         Beneficially    Shares being    Owned before     Number of
                                            Owned          Offered          Resale         Shares          Percent
                                        ------------    --------------   -------------   --------------  -----------
F. Scott Addis .......................    140,351          140,205             *              146             *
William D. Rhodes, III ...............     17,525           17,525             *               0              *
Peter R. Unger .......................     17,525           17,525             *               0              *

    Total ............................    175,401          175,255                            146

______________

* Indicates less than one percent (1%).

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus in accordance with our agreement to register the shares in accordance with the terms of a Stock Purchase Agreement, dated April 30, 2002, that we entered into with the selling shareholders in connection with our acquisition The Addis Group. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling shareholders or their respective donees, pledgees or other transferees or successors in interest to the selling shareholders under this prospectus.

         The sale of the shares by the selling shareholders may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the Nasdaq National Market or other exchanges on which our common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, or stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

         The distribution of the shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act of 1933, as amended, (the "Securities Act") upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

     . the name of the selling shareholders and of participating brokers and dealer(s);
     .   the number of shares involved;
     .   the price at which the shares were sold;
     . the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;
     . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     .   other facts material to the transaction.

         The selling shareholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section (a)(11) of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" under the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed broker-dealers.

         We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

         The selling shareholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities
Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling shareholders.

                                  LEGAL MATTERS

         The legality of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 with respect to the shares covered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us, without charge, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of Susquehanna, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. Later information filed with the SEC will update and supercede this information.

         We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

     .   Annual Report on Form 10-K for the year ended December 31, 2001;
     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;
     . Current Reports on Forms 8-K filed on May 3, 2002, July 1, 2002 and September 20, 2002; and
     . The description of our common stock set forth in our Registration Statement on Form S-14, as filed with the SEC on February 3, 1982 and amended on April 25, 1983 and referred to in our Form 8-K filed with the SEC on September 20, 1982, relating to our initial registration with the SEC as a successor filer to Farmers First Bank.

     You may request a copy of any or all of these filings, at no cost, by contacting Lisa M. Cavage, Vice President, Secretary, and General Counsel, at 26 North Cedar Street, Lititz, Pennsylvania 17543, or by telephone at (717) 626-4721.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

              SEC Registration fee .............................     $    341.17
              Nasdaq Listing of Additional Shares fee ..........        2,000.00
              Legal fees and expenses ..........................       10,000.00
              Accounting fees and expenses .....................        5,000.00
              Miscellaneous ....................................        5,000.00
                                                                     -----------
                   Total .......................................     $ 22,341.17
                                                                     ===========

Item 15.  Indemnification of Directors and Officers.

         Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under
Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article XIV of Susquehanna's Bylaws provides indemnification of directors, officer and other agents of Susquehanna and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL.

         Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, Susquehanna has also entered into employment agreements with certain principal officers which also provide for indemnification in connection with the performance of their offices.

         Article XIV conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in
Section 1744 of the BCL, by Susquehanna's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

         As authorized by Section 1747 of the BCL and Article XIV, Susquehanna maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Susquehanna for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Susquehanna.

Item 16. Exhibits and Financial Statement Schedules.

         (a) Exhibits:

Exhibit
Number         Description
------         -----------
2.1*           Stock Purchase Agreement by and among Susquehanna Bancshares,
               Inc., Susquehanna Acquisition, LLC, The Addis Group, Inc. and F.
               Scott Addis, William D. Rhodes, III and Peter R. Unger, dated
               April 30, 2002, including the First Amendment to Stock Purchase
               Agreement, between the same parties, dated June 28, 2002.
               Schedules to this agreement and amendment are omitted. Pursuant to paragraph (2) of Item 601(b) of Regulation S-K, Susquehanna agrees to furnish a copy of such schedules to the Securities and
               Exchange Commission upon request.
5.1**          Opinion of Morgan, Lewis & Bockius LLP regarding legality of shares of common stock being registered.
23.1**         Consent of PricewaterhouseCoopers LLP.
23.2           Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto).
24.1           Power of Attorney (included on signature page to this
               Registration Statement).

________________________
 * Incorporated by reference to Exhibit 2.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

** Filed herewith


Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                       provided, however, that paragraphs (A)(1)(i) and
                       (A)(1)(ii) herein do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lititz, Pennsylvania, on September 27, 2002.

                                     SUSQUEHANNA BANCSHARES, INC.

                                     By: /s/ William J. Reuter
                                         -------------------------------------
                                         William J. Reuter
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person in so signing also makes, constitutes and appoints William J. Reuter, President and Chief Executive Officer of Susquehanna, and Drew K. Hostetter, Chief Financial Officer of Susquehanna, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature                                           Title                                Date
/s/ William J. Reuter         President and Chief Executive Officer (principal    September 27, 2002
----------------------------
William J. Reuter             executive officer), and Director

/s/ Drew K. Hostetter         Executive Vice President, Treasurer and Chief       September 27, 2002
----------------------------
Drew K. Hostetter             Financial Officer (principal financial and
                              accounting officer)

/s/ C. William Hetzer, Jr.    Director                                            September 27, 2002
----------------------------
C. William Hetzer, Jr.

/s/ Owen O. Freeman, Jr.      Director                                            September 27, 2002
----------------------------
Owen O. Freeman, Jr.

/s/ Guy W. Miller, Jr.        Director                                            September 27, 2002
----------------------------
Guy W. Miller, Jr.

/s/ Robert S. Bolinger        Director                                            September 27, 2002
----------------------------
Robert S. Bolinger

/s/ Henry H. Gibbel           Director                                            September 27, 2002
----------------------------
Henry H. Gibbel

/s/ George J. Morgan          Director                                            September 27, 2002
----------------------------
George J. Morgan

/s/ Roger V. Wiest            Director                                            September 27, 2002
----------------------------
Roger V. Wiest

/s/ M. Zev Rose                Director                   September 27, 2002
----------------------------
M. Zev Rose

/s/ Wayne E. Alter, Jr.        Director                   September 27, 2002
----------------------------
Wayne E. Alter, Jr.

/s/ James G. Apple             Director                   September 27, 2002
----------------------------
James G. Apple

/s/ John M. Denlinger          Director                   September 27, 2002
----------------------------
John M. Denlinger

/s/ Chloe R. Eichelberger      Director                   September 27, 2002
----------------------------
Chloe R. Eichelberger

/s/ T. Max Hall                Director                   September 27, 2002
----------------------------
T. Max Hall

/s/ William B. Zimmerman       Director                   September 27, 2002
----------------------------
William B. Zimmerman

/s/ Bruce C. Hepburn           Director                   September 27, 2002
----------------------------
Bruce C. Hepburn